UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2005

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

100 Wilshire Blvd., Ste. 1500, Santa Monica, CA 90401
(Address of principal executive offices) (zip code)

(310) 752-1416
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 22, 2005, Patient Safety Technologies, Inc. (the “Company”) entered into an employment agreement with James Schafer. Effective August 8, 2005, Mr. Schafer will be employed as Chief Operating Officer of the Company. The agreement begins August 8, 2005 and continues for an initial term of 24 months. The agreement will automatically renew for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term. Mr. Schafer’s base compensation under the agreement is $100,000 per year. Mr. Schafer will receive restricted stock annually in an amount valued at $50,000. The first $50,000 of restricted stock will vest on the effective date of the agreement and the second $50,000 of restricted stock will vest on the second year anniversary of the agreement. In addition, Mr. Schafer will receive 125,000 stock options which will vest quarterly over four years with a strike price of $5.00 per share. The Company is required to promptly reimburse Mr. Schafer for all reasonable out-of-pocket business expenses incurred in performing his responsibilities under the agreement. The Company also will pay Mr. Schafer relocation/moving expenses of $8,000 and will pay Mr. Schafer an automobile allowance of $6,000 per year. Mr. Schafer is entitled to participate in all of the Company’s benefit plans in effect from time to time for employees of the Company. Mr. Schafer is entitled to three weeks of paid vacation, to be scheduled and taken in accordance with the Company’s standard vacation policies. In addition, Mr. Schafer is entitled to sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time. The agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. Both the Company and Mr. Schafer have the right to voluntarily terminate the employment agreement at any time with or without cause. If the Company voluntarily terminates the agreement, the Company must pay Mr. Schafer a cash sum equal to (a) all accrued base salary through the date of termination plus all accrued vacation pay and cash bonuses, if any, plus (b) as severance compensation, an amount equal to Mr. Schafer’s then base salary for 12 months, but if such termination is within the final 12 months of employment then Mr. Schafer will receive his base salary for the remainder of the term. If Mr. Schafer voluntarily terminates the agreement, all unvested restricted stock and stock options will be forfeited. In the event of a merger, consolidation, sale, or change of control, the surviving or resulting company is required to honor the terms of the agreement with Mr. Schafer.

From October 2004 until July 2005, Mr. Schafer was Supply Chain Manager for Nypro, Inc., a custom injection molder serving the medical and telecommunications markets. From February 2004 until October 2004, Mr. Schafer was Material Manager for C. Brewer, a custom injection molder serving the medical, electronic and sports markets. From 2002 until 2004, Mr. Schafer was a supply chain and inventory management consultant for small to mid-sized privately held plastic companies. From 1999 to 2002, Mr. Schafer was Vice President of Purchasing for United Plastics Group, Inc., a manufacturer of custom injection molded plastic parts and sub-assemblies serving the automotive, electronic, medical and telecommunications markets.

There are no family relationships between Mr. Schafer and the Company’s directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. There was no transaction during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Schafer had or is to have a direct or indirect material interest.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Employment Agreement entered into as of July 22, 2005 by and between Patient Safety Technologies, Inc. and James Schafer

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: July 28, 2005	By:	/s/ Milton Ault
Name: Milton “Todd” Ault, III
Title: Chief Executive Officer